EXHIBIT 99.2

Pro Forma Financial Statements

On February 28, 2006, Blackboard Inc. (“Blackboard”) completed its acquisition of all the issued and outstanding shares of WebCT, Inc. and subsidiaries (“WebCT”). The following unaudited pro forma condensed combined consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations”.

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 are derived from the audited historical consolidated financial statements of each company as of and for the year ended December 31, 2005. The assumptions, estimates and adjustments herein have been made solely for purposes of developing these pro forma consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet gives effect to the merger of Blackboard and WebCT as if it had occurred on December 31, 2005. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 gives effect to the merger of Blackboard and WebCT as if it had occurred at the January 1, 2005.

The merger will be accounted for under the purchase method of accounting in accordance with SFAS 141. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Notes 1 and 2 to these unaudited pro forma condensed consolidated financial statements, is allocated to the net tangible and intangible assets of WebCT acquired in connection with the merger, based on their estimated fair values as of the effective date of the merger. Management’s estimates of the fair value of tangible and intangible assets acquired and liabilities assumed are based, in part, on third-party valuations. The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change. The areas of the purchase price allocation that are not yet finalized relate primarily to income and non-income based taxes.

The unaudited pro forma condensed consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the two companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in these pro forma condensed combined consolidated financial statements, and their effects may be material.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of Blackboard, “Management’s Discussions and Analysis of Financial Condition and Results of Operations” contained in Blackboard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on February 15, 2006, as well as the historical financial statements and related notes of WebCT as of and for each of the three years ended December 31, 2005, which are attached as Exhibit 99.1 to this Current Report on Form 8-K. The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Blackboard that would have been reported had the merger been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the merged entity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

OF BLACKBOARD INC, AND WEBCT, INC.
AS OF DECEMBER 31, 2005

			Consolidated
			Pro Forma		Consolidated
	Blackboard	WebCT	Adjustments		Total
	(Amounts in ‘000’s)

Current Assets:
Cash and cash equivalents	75,895	29,610	(48,136	)(a)	57,369
Restricted cash	—	1,396	—		1,396
Short-term investments	62,602	—	(62,602	)(a)	—
Accounts receivable, net	26,136	8,799	—		34,935
Inventories	1,806	—	—		1,806
Prepaid expenses and other current assets	2,637	2,774	(1,605	)(c)	3,806
Deferred tax asset, current portion	10,274	635	(232	)(b)	10,677
Deferred cost of revenues, current portion	5,797	—	—		5,797

Total current assets	185,147	43,214	(112,575)		115,786
Deferred tax asset, noncurrent portion	12,023	509	(427	)(b)	12,105
Deferred cost of revenues, noncurrent portion	1,310	—	—		1,310
Deferred merger costs (WebCT, Inc.)	4,956	—	(4,956	)(c)	—
Property and equipment, net	9,940	1,872	—		11,812
Goodwill	10,252	1,659	79,254	(d)	91,165
Intangible assets, net	560	126	73,307	(e)	73,993
Other	—	44			44

Total Assets	224,188	47,424	34,603		306,215

Current liabilities:
Accounts payable	1,833	245	—		2,078
Accrued expenses	14,083	7,166	2,638	(c)	23,887
Deferred rent, current portion	347	—	—		347
Deferred revenues, current portion	74,975	24,102	(19,646	)(f)	79,431

Total current liabilities	91,238	31,513	(17,008)		105,743

Deferred rent, noncurrent portion	426	—	—		426
Deferred revenues, noncurrent portion	2,199	1,196	(1,196	)(f)	2,199
Acquisition debt, net of issuance costs	—	—	67,522	(g)	67,522
Redeemable subsidiary exchange stock	—	2,821	(2,821	)(h)	—
Redeemable convertible preferred stock	—	168,017	(168,017	)(h)	—
Stockholders’ equity (deficit)	130,325	(156,123)	156,123	(h)	130,325

Total liabilities and stockholders’ equity	224,188	47,424	34,603		306,215

See unaudited notes to the pro forma consolidated financial statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

OF BLACKBOARD INC, AND WEBCT, INC.
FOR THE YEAR ENDED DECEMBER 31, 2005

			Pro Forma		Consolidated
	Blackboard	WebCT	Adjustments		Total
	(Amounts in ‘000’s, except per share and share data)

Revenues:
Product	$120,389	$42,274	$—		$162,663
Professional services	15,275	4,566	459	(i)	20,300
Other	—	459	(459	)(i)	—

Total revenues	135,664	47,299	—		182,963
Operating expenses:
Cost of product revenues, excludes amortization of acquired technology included in amortization of intangibles resulting from acquisitions	29,607	3,749	—		33,356
Cost of professional services revenues	10,220	5,375	369	(i)	15,964
Research and development	13,945	10,914	—		24,859
Sales and marketing	37,873	14,846	—		52,719
General and administrative	19,231	8,326	—		27,557
Amortization of intangibles resulting from acquisitions	266	63	21,167	(e)	21,496
Stock-based compensation	75	—	—		75
Other	—	369	(369	)(i)	—

Total operating expenses	111,217	43,642	21,167		176,026

Income (loss) from operations	24,447	3,657	(21,167)		6,937
Other income (expense), net:
Interest expense	(49)	(2)	(6,713	)(k)	(6,764)
Interest income	3,146	674	(3,820	)(j)	—
Other	—	65	—		65

Income before benefit (provision) for income taxes	27,544	4,394	(31,700)		238
Benefit (provision) for income taxes	14,309	(730)	11,515	(l)	25,094

Net income	$41,853	$3,664	$(20,185)		$25,332

Net income attributable to common stockholders per share
Basic	$1.57				$0.95

Diluted	$1.47				$0.89

Weighted Average number of shares
Basic	26,714,748				26,714,748

Diluted	28,509,777				28,509,777

See unaudited notes to the pro forma consolidated financial statements

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF

BLACKBOARD INC, AND WEBCT, INC.

Note 1.  Basis of Pro Forma Presentation

On February 28, 2006, Blackboard completed its acquisition of all the issued and outstanding shares of WebCT. The unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The purchase increases Blackboard’s recurring customer base and available product offerings. A total estimated purchase price of approximately $187.5 million, which includes cash and borrowings of $178.3 million and assumed and estimated direct transaction costs of approximately $9.2 million, was used for purposes of preparing the unaudited pro forma condensed consolidated financial statements.

Of the total cash consideration given, approximately $18 million was distributed to an escrow account for indemnification claims as set forth in the agreement and plan of merger. All funds remaining in the account will be distributed to WebCT stockholders in accordance with the agreement and plan of merger following 12 months from the completion of the merger.

Under the purchase method of accounting, the total estimated purchase price above is allocated to WebCT’s net tangible and intangible assets based on their estimated fair values as of February 28, 2006, the effective date of the merger. Based on third party valuations, and other factors as described in the introduction to these unaudited pro forma condensed consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$27,880
Restricted cash	1,452
Accounts receivable, net	4,369
Prepaid expenses and other current assets	1,356
Property and equipment, net	1,720
Deferred tax assets, net	486
Accounts payable	(272)
Other accrued liabilities	(10,856)
Deferred revenue	(4,456)

Net tangible assets to be acquired	21,679
Definite-lived intangible assets acquired	73,307
Goodwill	92,473

Total estimated purchase price	$187,459

Of the total estimated purchase price, a preliminary estimate of $21.7 million has been allocated to net tangible assets to be acquired, and $73.3 million has been allocated to definite-lived intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations. Definite-lived intangible assets of $73.3 million consist of the value assigned to WebCT’s customer relationships of $39.6 million and developed and core technology of $33.7 million.

The value assigned to WebCT’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. A discount rate of 16% was deemed appropriate for valuing the existing customer base. Blackboard expects to amortize the value of WebCT’s customer

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF

BLACKBOARD INC, AND WEBCT, INC. — (Continued)

relationships proportional to the respective discounted cash flows over an estimated useful life of five years. Customer relationships are not deductible for tax purposes.

The value assigned to WebCT’s developed and core technology was determined by discounting the estimated future cash flows associated with the existing developed and core technologies to their present value. Developed and core technology, which comprise products that have reached technological feasibility, includes products in WebCT’s product line. The revenue estimates used to value the developed and core technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by WebCT and its competitors. The rates utilized to discount the net cash flows of developed and core technology to their present value are based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital. A discount rate of 16% was deemed appropriate for valuing developed and core technology. Blackboard expects to amortize the developed and core technology on a straight-line basis over an assumed average estimated useful life of three years. Developed and core technology are not deductible for tax purposes.

The intangible related to the WebCT customer relationship will result in approximately the following annual amortization expense ($ in millions):

2006	$8.3
2007	$10.0
2008	$8.7
2009	$6.6
2010	$5.3
Thereafter	$0.7

Of the total estimated purchase price, approximately $92.5 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. Goodwill is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets ,” goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Note 2.  Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to WebCT’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable intangible assets and to reclassify certain of WebCT’s amounts to conform to Blackboard’s presentation.

The unaudited pro forma condensed consolidated financial statements do not include adjustments for liabilities relating to Emerging Issues Task Force No. 95-3 (“EITF 95-3”), “Recognition of Liabilities in Connection with a Purchase Business Combination.” Management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for severance or relocation costs, or other costs associated with exiting activities of WebCT that may affect amounts in the unaudited pro forma condensed consolidated financial statements.

Blackboard has not identified any material preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF

BLACKBOARD INC, AND WEBCT, INC. — (Continued)

Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

a) To reflect cash paid to WebCT’s stockholders in connection with the merger.

b) To reflect net deferred tax assets and liabilities as of the acquisition.

c) To reflect $2.6 million of estimated direct transaction costs incurred subsequent December 31, 2005, to eliminate $5.0 million of direct transaction costs included in other assets as of December 31, 2005, and to eliminate $1.6 million of intercompany balances included within prepaid expenses such amounts are included as part of the purchase price.

d) To reflect the fair value of acquired goodwill based on net assets acquired as if the acquisition occurred on December 31, 2005. The difference between the amount recorded on a pro forma basis and the actual balance as of merger is the result of changes in the net assets of WebCT between December 31, 2005 and February 28, 2006.

e) To reflect the estimate of the fair value of acquired developed and core technology estimated to be $33.7 million and customer relationships estimated to be $39.6 million. We have estimated the 2005 pro forma amortization expense related to the WebCT merger related intangibles to be $21.2 million.

f) To reflect the fair value of WebCT’s assumed legal performance obligations under its software maintenance and support contracts and to eliminate WebCT’s deferred revenue that does not represent a legal performance obligation to the combined company. No adjustments were made to the pro forma statement of operations related to this pro forma balance sheet adjustment.

g) To record acquisition-related borrowings of $70 million, net of debt issuance costs of approximately $2.5 million.

h) Adjustments to eliminate WebCT redeemable convertible preferred stock and stockholders deficit balances.

i) Reclassification adjustment to conform WebCT’s revenues and expenses to Blackboard’s financial statement presentation.

j) To eliminate interest income due to cash utilized in the acquisition.

k) To increase estimated interest expense due to increased debt balances incurred by Blackboard of $70 million at an estimated interest rate of 9% and related amortization of a portion of the $2.5 million of debt issuance costs. The acquisition debt has variable interest rates which are subject to changes in the Prime or LIBOR rate as defined in the borrowing agreement. A 1/8% increase in interest rates would have resulted in approximately $88,000 in additional annual interest expense.

l) To properly record income tax provision. The adjustment reflects an increase in the reversal of the valuation allowance related to Blackboard’s domestic net operating losses resulting from lower earnings on a pro forma basis and the impact of WebCT earnings.

Note 3.	Pro Forma Net Loss Per Share

The pro forma basic and diluted net loss per share are based on the weighted average number of shares of Blackboard’s common stock outstanding during the period. The diluted weighted average number of shares does not include outstanding stock options or preferred shares if their inclusion would be anti-dilutive.